Exhibit 10.23

FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

            This First Amendment to Purchase and Sale Contract (this “Amendment”) is made as of September 15, 2008, between UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP) (“Seller”) and HAMILTON ZANZE & COMPANY(“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract, dated as of August 20, 2008, with respect to the sale of certain property described therein (the “Agreement”); and

            WHEREAS, Seller and Purchaser desire to amend certain provisions of the Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Feasibility Period.      The Feasibility Period, set forth in Section 3.1 of the Agreement, is hereby extended to October 10, 2008.

3.      Right to Terminate.   Purchaser’s right to terminate under Section 3.2 of the Agreement shall be strictly limited to the following matters: (i) title or survey matters are unsatisfactory to Purchaser and (ii) Purchaser is unable to obtain financing in connection with the purchase of the Property (collectively, the foregoing (i) and (ii) referred to herein as the “Termination Events”).  Purchaser hereby acknowledges and agrees that, except for the Termination Events, Purchaser's right to terminate under Section 3.2 of the Agreement for any of the matters in Section 3.1 of the Agreement (including, without limitation, any matters pertaining to the financial, physical or environmental condition of the Property) shall be permanently waived.

4.      Closing Date. The first sentence of Section 5.1 of the Agreement shall be deleted and replaced as follows:  The Closing shall occur on November 14, 2008 (the "Closing Date").

5.      Personal Property.     Purchaser agrees to indemnity, hold harmless, and, if requested in the sole and absolute discretion of Seller, defend (with counsel approved by Seller) Seller from and against all Losses relating to any sales, use or similar tax which becomes payable by reason of the transfer of the Fixtures and Tangible Personal Property.  The terms and provisions of this Section shall survive the Closing.

6.      Miscellaneous.           This Amendment (a)  supersedes all prior oral or written communications and agreement between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP),

a Missouri limited partnership

By: UNITED INVESTORS REAL ESTATE, INC.,

a Delaware corporation,

its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

HAMILTON ZANZE & COMPANY,

a California corporation

By:  /s/Kurt Houtkooper

Name:  Kurt Houtkooper

Title:  CIO